Exhibit 99.1

Sun New Media Inc. PO Box 297, 1142 S. Diamond Bar Blvd Diamond Bar, CA 91765 United States of America T: (604) 871-9909 Ext 322 F: (604) 871-9919

NASD OTCBB: SNMD	Miscellaneous	December 23rd, 2005

Prime Zone, Diamond Bar, California, December: Sun New Media, Inc. (OTCBB: SNMD, “SNMI”) and Capital Alliance Group, Inc. (“CAG”) reported today that the parties had agreed to modify the terms of a share pooling agreement dated September 18, 2005.
Under the terms of the revised agreement, Sun Media Investment Holdings Limited (“Sun Holdings”) will transfer 22 million of the 50 million restricted shares of SNMI common stock placed in trust in the original pooling agreement to three other entities. CAG will be entitled to release up to 3,135,000 of the 7,125,000 shares in SNMI common stock from the original pooling agreement.
All of the shares released under the revised pooling agreement will remain restricted in accordance with Rule 144, promulgated by the SEC under the Securities Act of 1933, as amended. Such shares may not be sold in to the U.S. public market pursuant to Rule 144 prior to September 18, 2006 and then thereafter will remain subject to the rules and limitations of Rule 144.
About Sun New Media
Sun New Media Inc (SNMI) is one of China’s first integrated, interactive business-to-business marketing service’s company for consumer products companies and their channel and distribution partners. SNMI plans to create a core group of businesses that includes advanced interactive content development and distribution units, sales and marketing services, and channel management software solutions. SNMI is well positioned to capture a share of China’s multi-billion dollar business-to-business (b2b) multimedia services market.

For more information on Sun New Media Inc., visit the Company’s website at: http://www.sunnewmedia.net
Investor Relations Contact: Mr. James Neil * N. America Toll Free: 1-888-865-0901 Ext.322 Email: info@cag-global.com
This press release includes statements that may constitute “forward-looking” statements, usually containing the word “believe,” “estimate,” “project,” “expect” “plan” “anticipate” or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company’s product and services in the marketplace, competitive factors, changes in regulatory environments, and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission. In addition, there is no certainty that the transactions described above will be completed or, if completed, that the terms for such transactions may not change before completion. Nor is there any certainty that the Company will be able to benefit from the described transactions in the manner currently expected. By making these forward-looking statements, the Company disclaims any obligation to update these statements for revisions or changes after the date of this release.